Exhibit 10.41

INTELLISYNC CORPORATION

Summary of Executive Officer Bonus Plan

                On August 24, 2005, the Board of Directors (the “Board”) of Intellisync Corporation (the “Company”) approved a change to the criteria for achievement of executive officer bonuses.  Executive officer bonuses for fiscal year 2006 will be paid based upon achievement of gross revenue and operating profit metrics as determined by the compensation committee of the Board.  The percentage allocation will be determined annually by the compensation committee.  For fiscal year 2006, the potential bonus allocations for the Company’s executive officers range from 83% to 20% of such executive officer’s base compensation and are to be paid out based upon achievement of gross revenue and operating profit metrics established by the compensation committee.